Exhibit 10.8
ARBORGEN INC.
SENIOR EXECUTIVE INCENTIVE BONUS PLAN
1.	Purpose
     This Senior Executive Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of ArborGen Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below).
2.	Covered Executives
     From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.
3.	Administration
     The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.
4.	Bonus Determinations
     (a) A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of performance targets which are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company (or any of its subsidiaries) (the “Corporate Performance Goals”), including the following: cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; acquisitions or strategic transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of the Company’s common stock; production and sales volumes or market shares and number of customers; any of which may be measured either in absolute terms or as compared to any incremental increase; or the achievement of key business development, marketing, research, product development, regulatory, public and government affairs milestones. Each Corporate Performance Goal may have a “minimum” hurdle, a “target” (100 percent attainment of the Corporate Performance Goal) and a “maximum.”
     (b) Except as otherwise set forth in this Section 4(b): (i) any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Executive at the beginning of each performance period and (iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Company may adjust bonuses payable under the Incentive Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Incentive Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine.
     (c) Each Covered Executive shall have a targeted bonus opportunity for each performance period. For each Covered Executive, the Compensation Committee shall have the authority to apportion the annual target award so that a portion of the annual target award shall be tied to attainment of corporate performance targets and a portion of the target award shall be tied to attainment of individual performance targets.
     (d) The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the performance period; provided, however, that the Compensation Committee shall pay a pro rated bonus (to the extent the relevant goals are met) to a Covered Executive (i) whose employment with the Company is terminated without cause after completing nine or more months of service in the fiscal year in which such termination occurs or (ii) who first became eligible to participate in the Incentive Plan after the beginning of the fiscal year but who completed nine or more months of service in such fiscal year, and in the case of (i) and (ii) with any such pro rated bonus to be paid in accordance with Section 5 hereof.
5.	Timing of Payment
     The Corporate Performance Goals will be measured at the end of each fiscal year after the Company’s financial reports have been published. If the Corporate Performance Goals and/or individual goals for any fiscal year are met, payments will be made as soon as practicable after the end of such fiscal year, but in no event later than June 30th of the following fiscal year. For the avoidance of doubt, bonuses for year 1 must be paid by June 30th of year 2.
6.	Amendment and Termination
     The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.

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